                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ---------------

                                 SCHEDULE 13G


                              (Amendment No. 5)*


                                 Pozen, Inc.
           --------------------------------------------------------
                               (Name of Issuer)


                        Common Stock, $0.001 Par Value
           --------------------------------------------------------
                        (Title of Class of Securities)


                                  73941U102
           --------------------------------------------------------
                                (CUSIP Number)


                              December 31, 2006
           --------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this statement is filed:

      / /   Rule 13d-1(b)

      / /   Rule 13d-1(c)

      /X/   Rule 13d-1(d)

------------------------

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 18 Pages

CUSIP No.    73941U102              13G               Page 2 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Vector Later-Stage Equity Fund II, L.P.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /
----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------- -------  -------------------------------

              NUMBER OF                   5     SOLE VOTING POWER
                                                -0-
               SHARES
                                       -------  -------------------------------
             BENEFICIALLY
                                          6     SHARED VOTING POWER
               OWNED BY
                                                446,351 (See Item 4)
                 EACH                  -------  -------------------------------

               REPORTING                  7     SOLE DISPOSITIVE POWER

                PERSON                          -0-
                                       -------  -------------------------------
                WITH
                                          8     SHARED DISPOSITIVE POWER

                                                446,351 (See Item 4)
                                       -------  -------------------------------

---------- --------------------------------------------------------------------
   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            446,351 (See Item 4)
---------- --------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /
---------- --------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           1.5%
---------- --------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
========== ====================================================================

CUSIP No.    73941U102              13G               Page 3 of 18 Pages


=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Vector Later-Stage Equity Fund II (QP), L.P.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /
----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           -0-
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY                          1,339,054 (See Item 4)
                                       -------- -------------------------------
                EACH                      7     SOLE DISPOSITIVE POWER

              REPORTING                         -0-
                                       -------- -------------------------------
               PERSON                     8     SHARED DISPOSITIVE POWER

                WITH                            1,339,054 (See Item 4)
---------- --------------------------------------------------------------------

    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,339,054 (See Item 4)
---------- -------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

---------- -------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           4.6%
---------- -------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           PN
========== ===================================================================

CUSIP No.    73941U102              13G               Page 4 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Vector Fund Management II, L.L.C.
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           -0-
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                1,785,405 (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                -0-
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                1,785,405 (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,785,405 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.1%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          PN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 6 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            D. Theodore Berghorst
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           832,174
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                2,617,579 (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                832,174
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                2,617,579 (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,742,579 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          9.3%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 7 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Deborah Berghorst TTEE
            FBO Berghorst 1998 Dynastic Trust
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           125,000
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                0 (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                125,000
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                0 (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          125,000 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.4%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          OO
========= ====================================================================

CUSIP No.    73941U102              13G               Page 8 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Barclay A. Phillips
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           6,950
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                1,792,355 (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                6,950
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                1,792,355 (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,792,355 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.1%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 9 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Douglas B. Reed
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           24,500
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                1,809,905 (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                24,500
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                1,809,905 (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,809,905 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          6.2%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 10 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Thomas C. Dorn
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           18,000
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                -0- (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                18,000
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                -0- (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          18,000 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 11 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Elisa J. Eubanks
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           300
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                -0- (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                300
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                -0- (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 12 of 18 Pages

=========== ===================================================================
    1       NAME OF REPORTING PERSON
            Kathleen M. Stanley
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
----------- -------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                      (a)  /X/

                                                      (b)  / /

----------- -------------------------------------------------------------------
    3       SEC USE ONLY


----------- -------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
-------------------------------------- -------- -------------------------------
              NUMBER OF                   5     SOLE VOTING POWER

               SHARES                           3,000
                                       -------- -------------------------------
            BENEFICIALLY                  6     SHARED VOTING POWER

              OWNED BY
                                                -0- (See Item 4)
                EACH                   -------- -------------------------------
                                          7     SOLE DISPOSITIVE POWER
              REPORTING
                                                3,000
               PERSON                  -------- ------------------------------
                                          8     SHARED DISPOSITIVE POWER
                WITH
                                                -0- (See Item 4)
--------- --------------------------------------------------------------------
    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,000 (See Item 4)
--------- --------------------------------------------------------------------
    10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                           / /

--------- --------------------------------------------------------------------
    11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.0%
--------- --------------------------------------------------------------------
    12    TYPE OF REPORTING PERSON*

          IN
========= ====================================================================

CUSIP No.    73941U102              13G               Page 13 of 18 Pages


ITEM 1(a)         NAME OF ISSUER:

                  Pozen, Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6330 Quandrangle Drive, Ste. 240
                  Chapel Hill, NC 27514

ITEM 2(a)         NAME OF PERSON FILING:

                  This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13-d(1)(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities and Exchange Act of 1934, as amended (the "Act"): (1) Vector Later-Stage Equity Fund II, L.P. ("VLSEF"); (2) Vector Later-Stage Equity Fund II (QP), L.P. ("VLSEF QP"); (3) Vector Fund Management II, L.L.C. ("VFM"); (4) D. Theodore Berghorst; (5) Deborah Berghorst TTEE FBO Berghorst 1998 Dynastic Trust ("Trust"); (6) Barclay A. Phillips; (7) Douglas A. Reed; (8) Thomas C. Dorn;
(9) Elisa J. Eubanks; and (10) Kathleen M. Stanley. Each of the foregoing is hereinafter individually referred to as a "Reporting Person" and collectively as the "Reporting Persons." The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as EXHIBIT A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                  The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this
Schedule 13G.

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The address of the principal business office of each of the Reporting Persons is 1751 Lake Cook Road, Suite 350, Deerfield, Illinois 60015.

ITEM 2(c)         CITIZENSHIP:

                  VLSEF, VLSEF QP, VFM and the Trust are all Reporting Persons organized under the laws of the State of Delaware. D. Theodore Berghorst, Barclay A. Phillips, Douglas A. Reed, Thomas C. Dorn, Elisa J. Eubanks and Kathleen M. Stanley are all reporting persons who are citizens of the United States of America.

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.001 per share

CUSIP No.    73941U102              13G               Page 14 of 18 Pages


ITEM 2(E)   CUSIP NUMBER:

            73941U102

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b) OR 13D-2(b) OR (c),CHECK WHETHER THE PERSON FILING IS A:

            (a) [ ] Broker or Dealer registered under Section 15 of the Act
            (b) [ ] Bank as defined in section 3(a)(6) of the Act
            (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act
            (d) [ ] Investment Company registered under section 8 of the
                    Investment Company Act of 1940
            (e) [ ] Investment Adviser in accordance with
                    Section 240.13d-1(b)(1)(ii)(E)
            (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
                    Section 240.13d-1(b)(1)(ii)(F)
            (g) [ ] Parent Holding Company or control person in accordance with
                    Section 240.13d-1(b)(1)(ii)(G)
            (h) [ ] Savings associations as defined in Section 3(b) of the
                    Federal Deposit Insurance Act
            (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940
            (j) [ ] Group, in accordance with Section 230.13d-1(b)(1)(ii)(J)

            This Schedule is not being filed pursuant to Rule 13d-1(b) or Rule 13d-2(b) or (c) and therefore, none of the above are applicable.

ITEM 4      OWNERSHIP:

            Pursuant to Rule 13d-4 of the Act, the Reporting Persons expressly declare that the filing of this statement shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Act, the beneficial owner of any securities covered by this statement.

            All ownership percentages of the securities reported herein are based upon 29,353,082 shares of Common Stock outstanding as of October 27, 2006, as disclosed in the Company's Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission on November 3, 2006, for the fiscal quarter ended September 30, 2006.

                  VLSEF
                  ------

                  (a) Amount beneficially owned: VLSEF is the direct owner of 446,351 shares of the Common Stock of the Company.

CUSIP No.    73941U102              13G               Page 15 of 18 Pages


   (b)    Percent of class: 1.5%

   (c)    Number of shares as to which such person has:
           (i)  sole power to vote or to direct the vote: -0-
          (ii)  shared power to vote or to direct the vote: 446,351
         (iii)  sole power to dispose or to direct the disposition of: -0-
          (iv)  shared power to dispose or to direct the disposition of: 446,351

     VLSEF QP
     --------

   (a) Amount beneficially owned: VLSEF QP is the direct owner of 1,339,054 shares of Common Stock of the Company.

   (b)   Percent of class: 4.6%

   (c)   Number of shares as to which such person has:
         (i) sole power to vote or to direct the vote: -0-
        (ii) shared power to vote or to direct the vote: 1,339,054
       (iii) sole power to dispose or to direct the disposition of: -0-
        (iv) shared power to dispose or to direct the disposition of: 1,339,054

     VFM
     ----

   (a) Amount beneficially owned: Dispositive and voting power of securities over which VLSEF and VLSEF QP have voting and dispositive power is shared by VFM, the general partner of VLSEF and VLSEF QP, by a committee of limited partners of VLSEF and VLSEF QP. For purposes of Rule 13d-3 of the Act, VFM may be deemed to have shared voting and dispositive power with respect to the 1,785,405 shares of Common Stock over which VLSEF and VLSEF QP have voting and dispositive power.

    (b)  Percent of class: 6.1%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: -0-
       (ii)  shared power to vote or to direct the vote: 1,785,405
      (iii)  sole power to dispose or to direct the disposition of: -0-
       (iv)  shared power to dispose or to direct the disposition of: 1,785,405

    D. THEODORE BERGHORST
    ---------------------

    (a) Amount beneficially owned: D. Theordore Berghorst is a direct beneficial owner of and has sole dispositive and voting power over 832,174 shares of Common Stock. Also, by virtue of
         D. Theordore Berghorst being an officer and director of VFM
         (the general parent of VLSEF and VLSEF QP) for purposes of Rule 13d-3 of the Act, he may be deemed to be a beneficial owner of the 1,785,405 shares of Common Stock beneficially owned by VLSEF, VLSEF QP and VFM. As financial advisor for the Berghorst
         1998 Dynastic Trust ("the Trust"), for purposes of Rule 13d-3 of the Act, he may also be deemed to be a beneficial owner of the 125,000 shares of common stock owned by the Trust. D. Theodore Berghorst disclaims beneficial ownership of any other securities covered by this statement.

    (b)  Percent of class: 9.3%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: 832,174
       (ii)  shared power to vote or to direct the vote: 2,617,579
      (iii)  sole power to dispose or to direct the disposition of: 832,174
       (iv)  shared power to dispose or to direct the disposition of: 2,617,579

CUSIP No.    73941U102              13G               Page 16 of 18 Pages

    DEBORAH BERGHORST TTEE
    FBO BERGHORST 1998 DYNASTIC TRUST ("the Trust")
    -----------------------------------------------

    (a) Amount beneficially owned: The Trust is a direct beneficial owner of and has sole dispositive and voting power over 125,000 shares of Common Stock. The Trust disclaims beneficial ownership of any other securities covered by this statement.

    (b)  Percent of class: 0.4%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: 125,000
       (ii)  shared power to vote or to direct the vote: 0
      (iii)  sole power to dispose or to direct the disposition of: 125,000
       (iv)  shared power to dispose or to direct the disposition of: 0

    BARCLAY A. PHILLIPS
    -------------------

    (a) Amount beneficially owned: Barclay A. Phillips is a direct beneficial owner of and has sole dispositive and voting power over 6,950 shares of Common Stock. Barclay A. Phillips being a director of VFM (the general partner of VLSEF and VLSEF QP), for purposes of Rule 13d-3 of the Act, he may be a beneficial owner of the 1,785,405 shares of Common Stock beneficially owned by VLSEF, VLSEF QP and VFM. Barclay A. Phillips disclaims beneficial ownership of any other securities covered by this statement.

    (b)  Percent of class: 6.1%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: 6,950
       (ii)  shared power to vote or to direct the vote: 1,792,355
      (iii)  sole power to dispose or to direct the disposition of: 6,950
       (iv)  shared power to dispose or to direct the disposition of: 1,792,355

    DOUGLAS REED
    ------------

    (a) Amount beneficially owned: Douglas Reed is a direct beneficial owner of and has sole dispositive and voting power over 24,500 shares of Common Stock. Also, by virtue of Douglas Reed being a director of VFM (the general partner of VLSEF and VLSEF QP), for purposes of Rule 13d-3 of the Act, he may be a beneficial owner of the 1,785,405 shares of Common Stock beneficially owned by VLSEF, VLSEF QP and VFM. Douglas Reed disclaims beneficial ownership of any other securities covered by this statement.

    (b)  Percent of class: 6.2%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: 24,500
       (ii)  shared power to vote or to direct the vote: 1,809,905
      (iii)  sole power to dispose or to direct the disposition of: 24,500
       (iv)  shared power to dispose or to direct the disposition of: 1,809,905

    THOMAS C. DORN
    --------------

    (a) Amount beneficially owned: Thomas C. Dorn is a direct beneficial owner and has sole disposition and voting power over 18,000 shares of common stock. Thomas C. Dorn disclaims beneficial ownership of any other securities covered by this statement.

    (b)  Percent of class: 0.0%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: 18,000
       (ii)  shared power to vote or to direct the vote: 0
      (iii)  sole power to dispose or to direct the disposition of: 18,000
       (iv)  shared power to dispose or to direct the disposition of: 0

    ELISA J. EUBANKS
    ----------------

    (a) Amount beneficially owned: Elisa J. Eubanks is a direct beneficial owner and has sole disposition and voting power over 300 shares of common stock. Elisa J. Eubanks disclaims beneficial ownership of any other securities covered by this statement.

    (b)  Percent of class: 0.0%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: 300
       (ii)  shared power to vote or to direct the vote: 0
      (iii)  sole power to dispose or to direct the disposition of: 300
       (iv)  shared power to dispose or to direct the disposition of: 0

    KATHLEEN M. STANLEY
    -------------------

    (a) Amount beneficially owned: Kathleen M. Stanley is a direct beneficial owner and has sole disposition and voting power over 3,000 shares of common stock. Kathleen M. Stanley disclaims beneficial ownership of any other securities covered by this statement.

    (b)  Percent of class: 0.0%

    (c)  Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote: 3,000
       (ii)  shared power to vote or to direct the vote: 0
      (iii)  sole power to dispose or to direct the disposition of: 3,000
       (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF BY ANOTHER PERSON

          See response to Item 4.

CUSIP No.    73941U102              13G               Page 17 of 18 Pages

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable.

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable.

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not applicable.

ITEM 10     CERTIFICATIONS:

            Not applicable.

CUSIP No.    73941U102              13G               Page 18 of 18 Pages


                                    SIGNATURE

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Date: March 7, 2007

                                  VECTOR LATER-STAGE EQUITY FUND II, L.P.

                                  By: Vector Fund Management II, L.L.C.
                                  Its:   General Partner

                                  By: Vector Asset Management, Inc.
                                  Its: Managing Member

                                  By: /s/ Thomas C. Dorn
                                      ---------------------------------------
                                      Thomas C. Dorn, Chief Financial Officer


                                  VECTOR LATER-STAGE EQUITY FUND II (QP), L.P.

                                  By: Vector Fund Management II, L.L.C.
                                  Its:   General Partner

                                  By: Vector Asset Management, Inc.
                                  Its: Managing Member

                                  By: /s/ Thomas C. Dorn
                                      ---------------------------------------
                                      Thomas C. Dorn, Chief Financial Officer


                                  VECTOR FUND MANAGEMENT II, L.L.C.

                                  By: Vector Asset Management, Inc.
                                  Its: Managing Member

                                  By: /s/ Thomas C. Dorn
                                      ---------------------------------------
                                      Thomas C. Dorn, Chief Financial Officer


                                  /s/ D. Theodore Berghorst
                                  ---------------------------------------------
                                      D. Theodore Berghorst


                                  Deborah Berghorst TTEE
                                  FBO Berghorst 1998 Dynastic Trust

                                  By: /s/ D. Theodore Berghorst
                                      -----------------------------------------
                                      D. Theodore Berghorst, Financial Advisor


                                  /s/ Barclay A. Phillips
                                  ---------------------------------------------
                                      Barclay A. Phillips


                                  /s/ Douglas B. Reed
                                  ---------------------------------------------
                                      Douglas B. Reed


                                  /s/ Thomas C. Dorn
                                  ---------------------------------------------
                                      Thomas C. Dorn


                                  /s/ Elisa J. Eubanks
                                  ---------------------------------------------
                                      Elisa J. Eubanks


                                  /s/ Kathleen M. Stanley
                                  ---------------------------------------------
                                      Kathleen M. Stanley